UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2006

PAULA FINANCIAL

(Exact name of registrant as specified in its charter)

Delaware	0-23181	95-4640638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PAULA FINANCIAL
87 E. Green Street, Suite 206
Pasadena, CA  91105

(Address of principal executive offices)

(626) 844-7100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01               Changes in Registrant’s Certifying Accountant.

On September 26, 2006, the Company received notice that Stonefield Josephson, Inc. (“SJ”) had resigned as the Company’s independent registered public accounting firm.

The Audit Committee accepted the resignation of SJ and has commenced the process of selecting an independent registered public accounting firm to replace SJ.

During the period from August 8, 2005 through September 26, 2006, the period during which SJ was the Company’s independent auditors, there were no disagreements with SJ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of SJ, would have caused SJ to make reference thereto in their reports on the financial statements for such periods, except for the previously reported matters described below:

In connection with its review of the Company’s consolidated financial statements for the Quarterly Report on Form 10-QSB for the period ended June 30, 2006, filed September 21, 2006 (the “Report”), SJ advised the Company of the following, all of which were previously disclosed in the Report:

(a)  the Company’s disclosure controls and procedures were not effective because they failed to adequately account for and disclose matters related to its restructured executive compensation program and executive bonuses paid pursuant to the program, as more fully described in Note F of the Report, and failed to adequately account for matters related to its accruals for vacations, “errors and omission” and operating expenses, as more fully described in Part I, Item 3 of the Report.

(b)  that certain adjustments needed to be made to the Company’s interim financial statements, and that certain significant deficiencies in the Company’s internal controls collectively constituted a material weakness.  The Company acknowledged that these deficiencies reflected a material weakness and made the recommended adjustments.  The following is a summary of such significant deficiencies (more fully described in Notes F and J and Part I, Item 3 of the Report):

•                  The Company initially recorded certain draws made by its Chief Executive Officer in February and May 2006 against the bonus accrued for him as of December 31, 2005 (totaling net advances of $135,000) as other receivables.  The Company has concluded that those draws should have been recorded as a reduction of the accrued bonus liability to the Chief Executive Officer.  Further, although the Company initially recorded the accrued bonus as a continuing payable to the Chief Executive Officer, the Chief Executive Officer’s receipt of 115,385 immediately vested shares of the Company on June 5, 2006, satisfied that payable.  Such vested shares were not initially recorded as a reduction to the accrued bonus.

•                  The Company maintained several accruals and reserves that were misstated as of June 30, 2006, the accruals related to (i) an ongoing legal matter that had been previously disclosed in the Company’s SEC filings (decreased $30,000), (ii) anticipated costs associated with complying with Section 404 of the Sarbanes-Oxley Act of 2002 (decreased $55,000), (iii) “Errors & Omissions” costs relating to the Company’s agency operations (decreased $75,000), (iv) employee bonus (increased $4,000) and vacation costs (increased $123,000), (v) costs associated with certain outsourced services (increased $60,000), and (vi) costs associated with certain Company-hosted events (decreased $15,000) and the commemoration of the Company’s 60th anniversary (decreased $13,000).  The Company’s failure to perform detailed reviews of its accruals and reserves at each quarter end contributed to the adjustments.

•                  The Company did not maintain detailed records which could be easily obtained to analyze certain of its accrued liability accounts, including the Company’s vacation accruals and its “errors and omission” accruals.

•                  The Company originally accounted for the receipt by its Chief Executive Officer of 400,000 shares of common stock using a measurement date of April 26, 2006, rather than the measurement date of June 5, 2006, as required under FAS 123R.  The change in measurement date and the failure to offset the cash advances against the bonus accrual resulted in an additional charge of $209,000 in related stock-based compensation not initially identified by the Company’s internal controls.

The Company has undertaken steps to address its internal controls, as reported in Part I, Item 3 of the Report.

(c)  the scope of SJ’s review procedures for the period ended June 30, 2006 were expanded related to the above-described matters.

SJ’s audit report on the consolidated financial statements of the Company as of and for the year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company’s Audit Committee and management have discussed the above referenced matters with SJ and have authorized SJ to respond fully to any inquiries about the Company as may be made by the Company’s successor independent registered accounting firm.

The Company requested SJ to furnish a letter addressed to the Commission stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree.  The Company will file such letter from SJ with the Commission by amending this Form 8-K promptly following the receipt of such letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2006

By:	/s/ Deborah S. Maddocks
Vice President - Finance